Leatt Corporation
EIN. 20-281-9367
Email: info@leatt.com | Web: www.leatt.com

Physical Address
PMB #334
2215-B Renaissance Drive,
Las Vegas, Nevada, 89119, USA

2018/2019: LEATT® GENERAL BUSINESS TERMS AND CONDITIONS:2018/2019:

By placing an order with Leatt Corporation, the Purchaser shall become an official Distributor of Leatt Corporation (further referred to herein as “Distributor”).

The Distributor hereby acknowledges that they have read, understood and agrees to be bound by these Terms and Conditions.

It is stipulated that the Distributor may make a backup copy or print these Terms and Conditions of Sale, providing that it is not modified.

These Terms and Conditions come into effect as from 1st February 2018. Leatt Corporation reserves the right to change these Terms and Conditions without notice and at any time. The Terms and Conditions which were applicable when the Distributor made their Order, will apply to their Order.

These Terms and Conditions and any of its Annexures shall apply to the exclusion of any other document.

For clarity, Products includes (but is not limited to) the finished goods, components, packaging and all Leatt company products as listed and described in the companies official catalog, online or otherwise, or as included in any other specificed list of represented products or models manufactured and or designed and sold by the Owner, including all trade marks and confidential information relating thereto.

For clarity, Off- Road Order / Bicycle Order means the dates by which a Distributor must place an order by in order to be included and considered as a Distributor of Leatt Products. These dates will vary from time to time.

Territory means for clarity, such area (country, jurisdiction, continent or otherwise) as agreed from time to time in writing between the parties as being incorporated herein.

Relationship:
The Distributor shall be entitled, during the term of the Distributorship created by these Terms and Conditions and any extension thereof, to advertise and hold itself out as an authorized Distributor of the Products.

Directors:	1
Dr. Christopher James Leatt| Jeffrey Joseph Guzy | Sean Macdonald

The Distributor agrees to comply with and cause any distribution or other persons appointed by it to comply with all applicable laws, rules, regulations and/or guidelines in the Territory relating to the use, storage, handling, transportation, marketing, advertisement, distribution, sale, transfer and/or disposal of the Products as well as with these Terms and Conditions and, agrees to keep complete and accurate records with respect to any and all products purchased from Leatt Corporation and sold by the Distributor in the Territory and commit and adhere to the high standards of operation including the standards that may be prescribed by the Leatt Corporation from time to time.

Trademarks:
The Distributor covenants and agrees to comply with all instructions issued by the Leatt Corporation relating to the manner in which Leatt Corporation’s trademark shall be used and to conduct business at all times in a manner that reflects favourably on the product and reputation of the Leatt Corporation, in order to develop, promote and maintain this reputation with customers and to protect and preserve the goodwill and image of Leatt Corporation and the Product. The Distributor agrees to follow the long term marketing communication strategy as directed by the Company. The Distributor shall submit examples of all proposed advertisements and other promotional materials for the products to the Company for inspection and the Distributor shall not use any such advertisements or promotional materials without having received the prior written consent of the Leatt Corporation to do so. The Distributor shall not, pursuant to these Terms and Conditions or otherwise, have or acquire any right, title or interest in or to the Trademarks.

Consent to Jurisdiction & Dispute Resolution:
This agreement between the parties and Terms and Conditions are subject to the laws of South Africa and shall be exclusively governed and construed in accordance with the laws of South Africa. Any controversial claim or dispute arising out of or relating to this agreement and or Terms and Conditions, including the formation, interpretation, breach or termination thereof, including whether the claims asserted are attributable, will be referred to and finally determined in accordance with the South African laws of arbitration in accordance with the arbitration disputes between the parties Rules of the Arbitration Foundation of South Africa (“AFSA”) as amended from time to time. The exclusive location of all hearings and proceedings for the arbitration will be Cape Town, South Africa. The language to be used in the arbitral proceedings will be English. Judgment upon the award rendered by the Arbitrator may be entered by any Court having jurisdiction thereof. This section shall bar any legal proceedings commenced prior to or in lieu of the mandatory arbitration required under this section and shall be final and binding upon the parties.

Directors:	2
Dr. Christopher James Leatt| Jeffrey Joseph Guzy | Sean Macdonald

If arbitration is required to enforce or to interpret a provision of this agreement and or Terms and Conditions or otherwise arises with respect to the subject matter herein, the prevailing parties shall be entitled, in addition to other rights and remedies that it may have, to reimbursement for its expenses incurred with respect to that action, including Court costs and reasonable legal fees at trial, on appeal and in connection with any petition for review.

Claims:
The Distributor shall immediately report to Leatt Corporation (and in any event within 72 hours of receiving notice) any notification it receives of any claims or potential claim(s) (“Claims”) arising either directly or indirectly as a result of the use of the Product or packaging or, howsoever caused involving the Product and shall thereafter keep Leatt Corporation fully informed as regards all developments as soon as is reasonably practicable.

Leatt Corporation shall have the right to appoint adjusters and/or representatives on their behalf in South Africa and/or the Territory and/ or place of incident if different, at their discretion and to have the right to take over and assume control of all negotiations, adjustments and settlements in connection with such Claims. The Distributor agrees to fully cooperation with Leatt Corporation and to provide Leatt Corporation with all information, documents and/or data howsoever retained or documented as may be reasonably requested by Leatt Corporation in connection with any Claim, or potential Claim/ including but not limited to; assisting with negotiations or trial. The Distributor hereby agrees to indemnify Leatt Corporation in respect of all Claims due to the negligence of the Distributor howsoever caused and will hold Leatt Corporation harmless.

No admission, settlement and/or compromise shall be made or liability admitted without the prior written approval of Leatt Corporation and or their legal or other representatives as they may appoint in connection with the handling of any such Claims.

The Distributor shall ensure that it maintains in place at all times an appropriate Insurance policy of sufficient cover value dependent to fully cover the Distributor in connection with its liabilities in any relevant jurisdiction where the Product is used (“the Policy”) The Distributor agrees to ensure its Insurers note the Leatt Corporation’s interests within the said Policy.

Directors:	3
Dr. Christopher James Leatt| Jeffrey Joseph Guzy | Sean Macdonald

The restrictive covenants imposed on the Distributor herein shall extend and apply to any affiliates of the Distributor and their respective shareholders, directors, officers, employees and representatives as if they were also parties to this agreement and or Terms and Conditions.

Confidentiality:
Confidential Information means, in respect of this agreement and or Terms and conditions, refers to all information disclosed by the Leatt Corporation to the Distributor. Confidential information furthermore specifically includes all marketing strategies, budgets, sales projections, growth projections, sponsorship plans, product data packs, payment terms, shipping terms, client information, intellectual property, sales strategies, marketing plans, videos, photos, data files, sponsorship plans, social media information, social media strategies, sponsorship terms, sponsors, product lists, any financial information, financial budgets, product plans, market share, trade secrets, marketing, test results, technical information, ideas, concepts, know how, technology, material properties, and any other information disclosed by the Leatt Corporation to the Distributor.

The Distributor agrees to keep the Confidential Information of Leatt Corporation confidential; not, without prior written consent of Leatt Corporation to disclose Leatt Corporation’s Confidential Information to any person; not use, disclose or reproduce any of the Leatt Corporation's Confidential Information for any purpose other than for the distribution of the Products; comply with any reasonable direction of the Leatt Corporation in respect of Leatt Corporation's Confidential Information; and immediately notify the Companies of any potential, suspected or actual unauthorized use, copying or disclosure of the Leatt Corporation's Confidential Information.

This paragraph does not apply to Leatt Corporation's Confidential Information: which is in or becomes part of the public domain other than through breach of this Agreement or an obligation owed to the Company.

Termination of Relationship:
Either Party may cancel this Relationship upon given the other party 3 (three) calendar months written notice for any reason whatsoever. No indemnity, severance, damages, or compensation shall be deemed earned or payable to the Distributor upon termination because of the Distributor’s activities done or performed while this agreement and or applicable Terms and Conditions was in effect, or because of the expenditures, investments, leases, agreements, or commitments given or made in connection with the creation, development, maintenance, growth, expansion, and financing of such distributorship, or because of the creation or existence of distributorship goodwill.

Directors:	4
Dr. Christopher James Leatt| Jeffrey Joseph Guzy | Sean Macdonald

Upon termination of this Agreement for any reason whatsoever, the Distributor shall discontinue forthwith all use of Leatt Corporation’s Trade marks, website domains and trade names and Distributor shall return to Leatt Corporation all price lists, catalogues, sales literature, advertising literature and all other materials relating to the Product or Confidential Information in Distributors possession or over which it has control. Early termination pursuant to these above Terms and Conditions shall not relieve the Distributor from its obligations relating specifically to the Product, trademarks and Confidential Information shall continue in force in any event for 10 years beyond the termination date, (unless otherwise agreed by the parties in writing) nor shall it deptive leatt Corporation of iuts right to pursue any other remedy available to it .

Notices:
All Notices shall be sent by email to:	erik@leatt.com
lara@leatt.com

Directors:	5
Dr. Christopher James Leatt| Jeffrey Joseph Guzy | Sean Macdonald